                     TRANSFER AGENCY AND SERVICE AGREEMENT


         AGREEMENT made as of the ___ day of _______, 1995 by and between each of the VAN KAMPEN AMERICAN CAPITAL OPEN END FUNDS set forth on Schedule "A" hereto, which are organized under the laws of the state and as the entities set forth in Schedule "A" hereto, having their principal office and place of business at Houston, Texas (collectively, the "Funds"), and ACCESS INVESTOR SERVICES, INC., a Delaware corporation, having its principal office at Houston, Texas, and its principal place of business at Kansas City, Missouri ("ACCESS").

                                 R E C I T A L:

         WHEREAS, each of the Funds desires to appoint ACCESS as its transfer agent, dividend disbursing agent and shareholder service agent and ACCESS desires to accept such appointments;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.       TERMS OF APPOINTMENT; DUTIES OF ACCESS.

         1.01 Subject to the terms and conditions set forth in this Agreement, each of the Funds hereby employs and appoints ACCESS as its transfer agent, dividend disbursing agent and shareholder service agent.

         1.02 ACCESS hereby accepts such employment and appointments and agrees that on and after the effective date of this Agreement it will act as the transfer agent, dividend disbursing agent and shareholder service agent for each of the Funds on the terms and conditions set forth herein.

         1.03 ACCESS agrees that its duties and obligations hereunder will be performed in a competent, efficient and workmanlike manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided.

         1.04 In order to assure compliance with section 1.03 and to implement a cooperative effort to improve the quality of transfer agency and shareholder services received by each of the Funds and its shareholders,





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ACCESS agrees to provide and maintain quantitative performance objectives, including maximum target turn-around times and maximum target error rates, for the various services provided hereunder. ACCESS also agrees to provide a reporting system designed to provide the Board of Trustees or Board of Directors of each of the Funds (the "Board") on a quarterly basis with quantitative data comparing actual performance for the period with the performance objectives. The foregoing procedures are designed to provide a basis for continuing monitoring by the Board of the quality of services rendered hereunder.

ARTICLE 2.       FEES AND EXPENSES.

         2.01 For the services to be performed by ACCESS pursuant to this Agreement, each of the Funds agrees to pay ACCESS the fees provided in the fee schedules agreed upon from time to time by each of the Funds and ACCESS.

         2.02 In addition to the amounts paid under section 2.01 above, each of the Funds agrees to reimburse ACCESS promptly for such Fund's reasonable out-of-pocket expenses or advances paid on its behalf by ACCESS in connection with its performance under this Agreement for postage, freight, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, costs of outside mailing firms, necessary outside record storage costs, media for storage of records (e.g., microfilm, microfiche and computer tapes) and printing costs incurred due to special requirements of such Fund. In addition, any other special out-of-pocket expenses paid by ACCESS at the specific request of any of the Funds will be promptly reimbursed by the requesting Fund.
Postage for mailings of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ACCESS by the concerned Fund three business days prior to the mailing date of such materials.

ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF ACCESS.

                 ACCESS represents and warrants to each of the Funds that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

         3.02 It is duly qualified to carry on its business in the states of Texas and Missouri.

         3.03 It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.





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         3.04    All requisite corporate proceedings have been taken to
authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.

         3.06 It will maintain a system regarding "as of" transactions as follows:

                 (a) Each "as of" transaction effected at a price other than that in effect on the day of processing for which an estimate has not been given to any of the affected Funds and which is necessitated by ACCESS' error, or delay for which ACCESS is responsible or which could have been avoided through the exercise of reasonable care, will be identified, and the net effect of such transactions determined, on a daily basis for each such Fund.

                 (b) The cumulative net effect of the transactions included in paragraph (a) above will be determined each day throughout each month. If, on any day during the month, the cumulative net effect upon any Fund is negative and exceeds an amount equivalent to 1/2 of 1 cent per share of such Fund, ACCESS shall promptly make a payment to such Fund (in cash or through use of a credit as described in paragraph (c) below) in such amount as necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share of such Fund. If on the last business day of the month the cumulative net effect (adjusted by the amount of any payments pursuant to the preceding sentence) upon any Fund is negative, such Fund shall be entitled to a reduction in the monthly transfer agency fee next payable by an equivalent amount, except as provided in paragraph (c) below. If on the last business day of the month the cumulative net effect (similarly adjusted) upon any Fund is positive, ACCESS shall be entitled to recover certain past payments and reductions in fees, and to a credit against all future payments and fee reductions made under this paragraph to such Fund, as described in paragraph (c) below.

                 (c) At the end of each month, any positive cumulative net effect upon any Fund shall be deemed to be a credit to ACCESS which shall first be applied to recover any payments and fee reductions made by ACCESS to such Fund under paragraph (b) above during the calendar year by increasing the amount of the monthly transfer agency fee next payable in an amount equal to prior payments and fee





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         reductions made during such year, but not exceeding the sum of that month's credit and credits arising in prior months during such year to the extent such prior credits have not previously been utilized as contemplated by this paragraph (c). Any portion of a credit to ACCESS not so used shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a payment or fee reduction to such Fund pursuant to paragraph (b) above.

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF THE FUNDS.

                 Each of the Funds hereby represents and warrants on behalf of itself only and not any other Funds that are a party to this Agreement that:

         4.01 It is duly organized and existing and in good standing under the laws of the commonwealth or state set forth in Schedule "A" hereto.

         4.02 It is empowered under applicable laws and regulations and by its Declaration of Trust or Articles of Incorporation and by-laws to enter into and perform this Agreement.

         4.03 All requisite proceedings have been taken by its Board to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end, diversified, management investment company registered under the Investment Company Act of 1940, as amended.

         4.05 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all of its shares being offered for sale.



ARTICLE 5.       INDEMNIFICATION.

         5.01 ACCESS shall not be responsible for and each of the Funds shall indemnify and hold ACCESS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:





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                 (a)      All actions of ACCESS required to be taken by ACCESS
         for the benefit of such Fund pursuant to this Agreement, provided ACCESS has acted in good faith with due diligence and without negligence or willful misconduct.

                 (b) The reasonable reliance by ACCESS on, or reasonable use by ACCESS of, information, records and documents which have been prepared or maintained by or on behalf of such Fund or have been furnished to ACCESS by or on behalf of such Fund.

                 (c) The reasonable reliance by ACCESS on, or the carrying out by ACCESS of, any instructions or requests of such Fund.

                 (d) The offer or sale of such Fund's shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such shares in such state unless such violation results from any failure by ACCESS to comply with written instructions of such Fund that no offers or sales of such Fund's shares be made in general or to the residents of a particular state.

                 (e) Such Fund's refusal or failure to comply with the terms of this Agreement, or such Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of such Fund hereunder.

         5.02 ACCESS shall indemnify and hold each of the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to ACCESS' refusal or failure to comply with the terms of this Agreement, or ACCESS' lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of ACCESS hereunder.

         5.03 At any time ACCESS may apply to any authorized officer of any of the Funds for instructions, and may consult with any of the Funds' legal counsel, at the expense of such concerned Fund, with respect to any matter arising in connection with the services to be performed by ACCESS under this Agreement, and ACCESS shall not be liable and shall be indemnified by such concerned Fund for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of such counsel. ACCESS shall be protected and





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indemnified in acting upon any paper or document reasonably believed by ACCESS to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the concerned Fund. ACCESS shall also be protected and indemnified in recognizing stock certificates which ACCESS reasonably believes to bear the proper manual or facsimile signatures of the officers of the concerned Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 In no event and under no circumstances shall any party to this Agreement be liable to another party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06    In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify another, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 6.       COVENANTS OF EACH OF THE FUNDS AND ACCESS.

         6.01 Each of the Funds shall promptly furnish to ACCESS the following:

                 (a) Certified copies of the resolution of its Board authorizing the appointment of ACCESS and the execution and delivery of this Agreement.

                 (b) Certified copies of its Declaration of Trust or Articles of Incorporation and by-laws and all amendments thereto.





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         6.02    ACCESS hereby agrees to maintain facilities and procedures reasonably acceptable to each of the Funds for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 ACCESS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable; provided, however, that all accounts, books and other records of each of the Funds (hereinafter referred to as "Fund Records") prepared or maintained by ACCESS hereunder shall be maintained and kept current in compliance with Section 31 of the Investment Company Act of 1940 and the Rules thereunder (such Section and Rules being hereinafter referred to as the "1940 Act Requirements"). To the extent required by the 1940 Act Requirements, ACCESS agrees that all Fund Records prepared or maintained by ACCESS hereunder are the property of the concerned Fund and shall be preserved and made available in accordance with the 1940 Act Requirements, and shall be surrendered promptly to the concerned Fund on its request. ACCESS agrees at such reasonable times as may be requested by the Board and at least quarterly to provide (i) written confirmation to the Board that all Fund Records are maintained and kept current in accordance with the 1940 Act Requirements, and (ii) such other reports regarding its performance hereunder as may be reasonably requested by the Board.

         6.04 ACCESS and each of the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of any of the Fund Records, ACCESS will endeavor to notify each of the concerned Funds and to secure instructions from an authorized officer of each of the concerned Funds as to such inspection. ACCESS reserves the right, however, to exhibit such Fund Records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit such Fund Records to such person.

ARTICLE 7.       TERM AND TERMINATION OF AGREEMENT.

         7.01 This Agreement shall remain in effect from the date hereof through June 30, 1995; provided, however, that this Agreement may be terminated by any party with respect to that party for good and reasonable





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cause at any time by giving written notice to the other party at least 120 days prior to the date on which such termination is to be effective. Any unpaid fees or reimbursable expenses payable to ACCESS shall be due on any such termination date. ACCESS agrees to use its best efforts to cooperate with each of the Funds and the successor transfer agent or agents in accomplishing an orderly transition.

         7.02 Subject to the prior approval of the Board, this Agreement shall be renewed and extended for periods of not more than one year each, unless and until this Agreement is terminated in accordance with section 7.01 above.

ARTICLE 8.       MISCELLANEOUS.

         8.01 Except as provided in section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of ACCESS or the concerned Fund, as the case may be; provided, however, that no consent shall be required for any merger of any of the Funds with, or any sale of all or substantially all the assets of any of the Funds to, another investment company.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         8.03 ACCESS may, without further consent on the part of any of the Funds, subcontract with DST, Inc., a Missouri corporation, or any other qualified servicer, for the performance of data processing activities; provided, however, that ACCESS shall be as fully responsible to each of the Funds for the acts and omissions of DST, Inc., or other qualified servicer as it is for its own acts and omissions.

         8.04 ACCESS may, without further consent on the part of any of the Funds, provide services to its affiliated companies. Such services may be provided at cost.

         8.05 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect thereto, whether oral or written, and this Agreement may not be modified except by written instrument executed by the affected parties.

         8.06 The execution of this Agreement has been authorized by the Funds' Trustees. This Plan is executed on behalf of the Funds or the Trustees of the Funds as Trustees and not individually and that the obligations of this Agreement are not binding upon any of





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the Trustees, officers or shareholders of the Funds individually but are binding only upon the assets and property of the Funds. A Certificate of Trust in respect of each of the Funds is on file with the Secretary of the State of Delaware.

         8.07 For each of those Funds that have one or more portfolios as set forth in Schedule "A" hereto, all obligations of those Funds under this Agreement shall apply only on a portfolio-by-portfolio basis and the assets of one portfolio shall not be liable for the obligations of any other.

         8.08 In the event of a change in the business or regulatory environment affecting all or any portion of this Agreement, the parties hereto agree to renegotiate such affected portions in good faith.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf and through their duly authorized officers, as of the date first above written.

                                  EACH OF THE VAN KAMPEN AMERICAN
                                  CAPITAL OPEN END FUNDS LISTED ON
                                  SCHEDULE "A" HERETO


                                  BY:____________________________________
                                           Vice President

ATTEST:


____________________________
                   Secretary


                                  ACCESS INVESTOR SERVICES, INC.


                                  BY:____________________________________
                                           President

ATTEST:


____________________________
                   Secretary





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                                  SCHEDULE "A"

                   VAN KAMPEN AMERICAN CAPITAL OPEN END FUNDS


                                                                                               Type
                                                                                         [Corporation "C"/
                             Fund Name                                 State of         Business Trust "T"/
                      (including Portfolios)                         Organization        Partnership "P"]
===============================================================================================================

                                                 [TO BE PROVIDED]





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                                PRICING SCHEDULE

                      PRICE PER ACCOUNT PLUS OUT-OF-POCKET


                              ______________, 1995




                                [TO BE PROVIDED]





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